As filed with the Securities and Exchange Commission on May 21, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York	25-0484900
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

707 Seventeenth Street

Suite 3600

Denver, Colorado 80202

(Address of principal executive offices)

Forest Oil Corporation 2007 Stock Incentive Plan

(Full title of the plan)

Cyrus D. Marter IV

Senior Vice President , General Counsel

and Secretary

Forest Oil Corporation

707 Seventeenth Street, Suite 3600

Denver, Colorado 80202

(Name and address of agent for service)

303.812.1400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.10 per share	4,000,000 shares	$24.77	$99,080,000	$7064.41
To be issued under the 2007 Stock Incentive Plan(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that are issued pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan as a result of any stock dividend, stock split or similar transaction.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high and low prices per share of Common Stock on the New York Stock Exchange composite tape on May 20, 2010.

(3)

Includes associated stock purchase rights, which automatically trade with common stock. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced or traded separately from the common stock. Value attributable to the preferred stock purchase rights, if any, is reflected in the market price of the common stock.

GENERAL INSTRUCTION E

EXPLANATORY NOTE — REGISTRATION OF ADDITIONAL SHARES

This Registration Statement is being filed to register the issuance of an additional 4,000,000 shares of common stock (“Common Stock”) of Forest Oil Corporation (sometimes referred to as the “Company”) pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (the “Plan”) under the Securities Act. Pursuant to Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 (Registration No. 333-145726) filed by the Company with the Securities and Exchange Commission on August 27, 2007, registering the issuance of 2,700,000 shares of Common Stock under the Plan are incorporated herein by reference.

Pursuant to instructions to Part I of Form S-8, the prospectus which is to be used for Forest Oil Corporation’s issuance of the shares subject to the Plan is omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)                                  Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)                                 Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(c)                                  Current Reports on Form 8-K (excluding those filings made under Item 2.02 or Item 7.01) dated February 18, 2010, February 23, 2010, May 11, 2010 and May 12, 2010; and

(d)                                 All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Executive Officers.

Sections 721 through 725 of the Business Corporation Law of the State of New York (the “BCL”), in which Forest Oil Corporation is incorporated, permit New York corporations, acting through their boards of directors, to extend broad protection to their directors, officers, and other employees by way of indemnity and advancement of expenses. These sections (1) provide that the statutory indemnification provisions of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or bylaws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (4) eliminate the requirement for mandatory statutory indemnification that the indemnified party be “wholly”

successful, and (5) provide for the advancement of litigation expenses upon a receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Essentially, the amended BCL allows corporations to provide for indemnification of directors, officers, and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

Article IX of the Bylaws of Forest Oil Corporation contains very broad indemnification provisions that permit the Company to avail itself of the amended BCL to extend broad protection to its directors, officers, and employees by way of indemnity and advancement of expenses.  It sets out the standard under which the Company will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. It also establishes the manner of handling indemnification when a lawsuit is settled. It is not intended that this Bylaw is an exclusive method of indemnification.

We carry directors and officers liability insurance coverage designed to insure our officers and directors and those of our subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to us and our subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Item 8.  Exhibits.

Exhibit No.	Description

4.1

Forest Oil Corporation 2007 Stock Incentive Plan (incorporated herein by reference to Annex E to Forest Oil Corporation’s Registration Statement on Form S-4, Amendment No. 3, dated April 30, 2007 (File No. 333-140532)).

4.2

Amendment No. 1 to Forest Oil Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.3

Amendment No. 2. to Forest Oil Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to forest Oil Corporation’s Current Report on Form 8-K dated May 12, 2007 (File No. 001-13515)).

4.4	Form of Employee Stock Option Agreement (incorporated herein by reference to Exhibit 4.2 to Registration Statement on Form S-8 for Forest Oil Corporation dated June 6, 2001 (File No. 333-62408)).

4.5

Form of Non-Employee Director Stock Option Agreement (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-8 for Forest Oil Corporation dated June 6, 2001 (File No. 333-62408)).

4.6

Form of Non-Employee Director Restricted Stock Agreement pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Form 10-Q for Forest Oil Corporation for the quarter ended March 31, 2008 (File No. 001-13515)).

4.7

Form of Restricted Stock Agreement pursuant to the Forest Oil Corporation 2001 and 2007 Stock Incentive Plans (incorporated by reference to Exhibit 10.2 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.8

Form of Phantom Stock Unit Agreement pursuant to the Forest Oil Corporation 2001 and 2007 Stock Incentive Plans (incorporated by reference to Exhibit 10.3 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.9

Form of Non-Employee Director Phantom Stock Unit Agreement pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.10

Form of Phantom Stock Unit Agreement pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to Form 10-Q for Forest Oil Corporation for the quarter ended March 31, 2009 (File No. 001-13515)).

4.11

Form of Phantom Stock Unit Agreement (for Canadian employees) pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.3 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2009 (File No. 001-13515)).

5.1*	Opinion re legality.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Independent Petroleum Engineering Consulting Firm

23.3	Consent of Counsel (included as part of Exhibit 5.1).

24.1	Power of attorney (set forth on the signature pages contained in this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 21, 2010.

FOREST OIL CORPORATION

By:	/s/ H. Craig Clark
H. Craig Clark
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Craig Clark, Cyrus D. Marter IV and Victor A. Wind and each of them, any one of whom may act without the joinder of the others, as his or her true and lawful attorney-in-fact to sign on his or her behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions in this registration statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
President and
/s/ H. Craig Clark	Chief Executive Officer, and a Director	May 21, 2010
H. Craig Clark	(Principal Executive Officer)

Executive Vice President and
/s/ Michael N. Kennedy	Chief Financial Officer	May 21, 2010
Michael N. Kennedy	(Principal Financial Officer)

/s/ Victor A. Wind	Senior Vice President, Chief Accounting Officer and Corporate Controller	May 21, 2010
Victor A. Wind	(Principal Accounting Officer)

/s/ James D. Lightner	Chairman of the Board
James D. Lightner		May 21, 2010

/s/ Loren K. Carroll	Director
Loren K. Carroll		May 21, 2010

/s/ Dod A. Fraser
Dod A. Fraser	Director	May 21, 2010

/s/ James H. Lee
James H. Lee	Director	May 21, 2010

/s/ Patrick R. McDonald
Patrick R. McDonald	Director	May 21, 2010

/s/ Raymond I. Wilcox
Raymond I. Wilcox	Director	May 21, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1

Forest Oil Corporation 2007 Stock Incentive Plan (incorporated herein by reference to Annex E to Forest Oil Corporation’s Registration Statement on Form S-4, Amendment No. 3, dated April 30, 2007 (File No. 333-140532)).

4.2

Amendment No. 1 to Forest Oil Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.3

Amendment No. 2. to Forest Oil Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to forest Oil Corporation’s Current Report on Form 8-K dated May 12, 2007 (File No. 001-13515)).

4.4	Form of Employee Stock Option Agreement (incorporated herein by reference to Exhibit 4.2 to Registration Statement on Form S-8 for Forest Oil Corporation dated June 6, 2001 (File No. 333-62408)).

4.5

Form of Non-Employee Director Stock Option Agreement (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-8 for Forest Oil Corporation dated June 6, 2001 (File No. 333-62408)).

4.6

Form of Non-Employee Director Restricted Stock Agreement pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Form 10-Q for Forest Oil Corporation for the quarter ended March 31, 2008 (File No. 001-13515)).

4.7

Form of Restricted Stock Agreement pursuant to the Forest Oil Corporation 2001 and 2007 Stock Incentive Plans (incorporated by reference to Exhibit 10.2 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.8

Form of Phantom Stock Unit Agreement pursuant to the Forest Oil Corporation 2001 and 2007 Stock Incentive Plans (incorporated by reference to Exhibit 10.3 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.9

Form of Non-Employee Director Phantom Stock Unit Agreement pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2008 (File No. 001-13515)).

4.10

Form of Phantom Stock Unit Agreement pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to Form 10-Q for Forest Oil Corporation for the quarter ended March 31, 2009 (File No. 001-13515)).

4.11

Form of Phantom Stock Unit Agreement (for Canadian Employees) pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.3 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 2009 (File No. 001-13515)).

5.1*	Opinion re legality.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Independent Petroleum Engineering Consulting Firm

23.3	Consent of Counsel (included as part of Exhibit 5.1).

24.1	Power of attorney (set forth on the signature pages contained in this Registration Statement).

* Filed herewith.